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                                                                       Exhibit 8

                       [Mayer, Brown & Platt Letterhead]

                                 August 13, 1998


Security Capital Group Incorporated
125 Lincoln Avenue
Santa Fe, New Mexico 87501

     Re: Security Capital Group Incorporated Offer to Exchange Old 2005 Notes for New 2005 Notes, Old 2007 Notes for New 2007 Notes and Old 2028 Notes for New 2028 Notes

Dear Ladies and Gentlemen:

     We have acted as counsel to Security Capital Group Incorporated ("Security Capital") in connection with an offer to exchange (i) $1,000 principal amount of Security Capital's 6.95% Exchange Notes due 2005 for each $1,000 principal amount of Security Capital's outstanding 6.95% Notes due 2005; (ii) $1,000 principal amount of Security Capital's 7.15% Exchange Notes due 2007 for each $1,000 principal amount of Security Capital's outstanding 7.15% Notes due 2007; and (iii) $1,000 principal amount of Security Capital's 7.70% Exchange Notes due 2028 for each $1,000 principal amount of Security Capital's outstanding 7.70% Notes due 2028. You have requested that we provide an opinion regarding the accuracy of the tax disclosure in the prospectus (the "Prospectus") included as part of the registration statement (the "Registration Statement") on Form S-4, filed on August 13, 1998, by Security Capital.

     In providing this opinion, we have relied on the description of the transaction as set forth in the Prospectus included as part of the Registration Statement and the exhibits thereto.

     Based upon and subject to the foregoing, it is our opinion that the summary of Federal income tax consequences set forth in the Prospectus under the heading "Certain Federal Income Tax Consequences" is accurate in all material respects as to matters of law and legal conclusions.

     This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.
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Security Capital Group Incorporated
Page -2-

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,

                                    /s/ MAYER, BROWN & PLATT

                                    MAYER, BROWN & PLATT
WAL